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                                                                     Exhibit 5.5


                       [LOGO of DAVIS GRAHAM & STUBBS LLP]

                           DAVIS GRAHAM & STUBBS LLP

                                 --------------


                               September 10, 2001


Airgas, Inc.
259 North Radnor-Chester Road
Suite 100
Radnor, PA  19087-5283

     RE: Airgas, Inc. $225,000,000 Principal Amount of 9.125% Senior Subordinated Notes Due 2011

Ladies and Gentlemen:

     Solely for the purpose of rendering this opinion, we have acted as special Colorado counsel to Airgas-Intermountain, Inc., a Colorado corporation (the "Colorado Guarantor") and subsidiary of Airgas, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $225,000,000 aggregate principal amount of the Company's outstanding 9.125% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9.125% Senior Subordinated Notes due 2011 (the "New Notes") to be registered under the Securities Act of 1933 (the "Act"). The New Notes are to be issued pursuant to the Indenture, dated as of July 30, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including (a) a copy of the Articles of Incorporation of the Colorado Guarantor bearing the certification of the Colorado Secretary of State under date of May 15, 1998, and a copy of the Bylaws and Unanimous Written Consent of the Board of Directors of the Colorado Guarantor (the "Consent") in the form submitted to us on behalf of the Colorado Guarantor by letter dated August 30, 2001 (collectively, the "Colorado Corporate Records") and (b) the Indenture.

     In rendering this opinion we have assumed the legal mental capacity of all individuals executing the Indenture, the Guarantee, the Old Notes and the New Notes, that each individual that executed and delivered the Indenture and the Guarantee was at the time of such execution and delivery an "officer of the Corporation," as that term is defined in the Consent, that the Colorado
Corporate Records are complete and correct, remain in full force and effect and have not been amended, terminated or rescinded and that the Consent was executed and delivered by all of the directors of the Colorado Guarantor. We have further assumed that the Indenture and the Guarantee (as defined below) were issued for adequate consideration.
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     Based upon the foregoing, and subject to the comments that follow we are of the opinion that:

     The Colorado Guarantor has duly authorized, executed and delivered the Indenture.

     The Colorado Guarantor has duly authorized the execution and delivery of the guarantee (the "Guarantee") to be endorsed on the New Notes.

     This opinion is limited in all respects to the laws of the State of Colorado. We are not, and have not acted as, primary counsel to the Colorado Guarantor in connection with the transactions or documents referred to herein. Our participation has been limited to reviewing matters of Colorado law in connection with the opinion expressed herein. This opinion is as of the date hereof and we do not undertake to advise you of changes herein which may hereafter be brought to our attention. This opinion is rendered solely to you and for your benefit in connection with the above-described transactions.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Act") relating to the Exchange Offer. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission.


                                Very truly yours,

                                /s/  Davis Graham & Stubbs LLP

                                DAVIS GRAHAM & STUBBS LLP